UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2017

Altaba Inc.

(Exact name of registrant as specified in its charter)

Delaware	811-23264	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 East 45th Street, 15th Floor, New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code (646) 679-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 8 — Other Events

Item 8.01	Other Events.

A Letter to Stockholders sent by Thomas J. McInerney, Chief Executive Officer of Altaba Inc. (the “Fund”) on June 19, 2017, also available on the Fund’s website at www.altaba.com, is furnished below.

June 19, 2017

Dear Fellow Investors:

Over the past week, Yahoo! Inc. completed the sale of its operating businesses to Verizon Inc., renamed itself ‘Altaba Inc.’, registered with the SEC as an investment company, and moved our headquarters to New York. While all that was going on, we also completed a multi-billion dollar self-tender offer, the results of which we announced separately this morning. Today, we begin trading on NASDAQ under the symbol AABA and launch our investor relations website, www.altaba.com. We’ve been a just little bit busy …

I should at this point probably introduce myself. You can see my full bio on our website but in short, my professional career spanned nearly a decade as an investment banker before 13 years in a variety of CFO and CEO roles in a large public Internet company. I have significant public company Board experience, including having served on the Yahoo board since 2012. When the board asked me to become the chief executive officer of Altaba, I accepted with enthusiasm.

Our public filings, all of which can be accessed via our website, contain a significant amount of information about our assets, liabilities, investment objective and policies, and other important information. I encourage you to digest it all, and everything in this letter is qualified by the more comprehensive discussion of such matters contained in our filings. I will, however, share with you a few important thoughts:

A small team will manage Altaba. The board of directors currently consists of Eric Brandt, as chairman, Tor Braham, Catherine Friedman and me. This group comprised four of the five members of the Strategic Review Committee of the Yahoo board which oversaw the transaction process that led to this day. It’s a group that has significant experience working together over the past 18 months. We expect to add a fifth director in the near future. My principal senior management colleagues are Art Chong as general counsel and secretary, Alexi Wellman as chief financial and accounting officer, and DeAnn Work as chief compliance officer. I have been working closely with each of these individuals for many months and I have complete confidence in our small but effective team.

In addition to $12+ billion in cash (a portion of which will be used to repurchase shares in the aforementioned self-tender offer), our assets reflect primarily two significant equity stakes that resulted from visionary transactions by Yahoo’s founders. The first is an investment in Alibaba Group Holding Limited, which has become one of the world’s largest online and mobile commerce companies. Our 383,565,416 shares of Alibaba were worth approximately $51.8 billion as of June 16, 2017. The second is an investment in Yahoo Japan Corporation, which is a leading Japanese internet advertising and e-commerce company. Our 2,025,923,000 shares of Yahoo Japan were worth approximately $8.5 billion as of June 16, 2017. Our public filings contain disclosures regarding these stakes, our other assets and our liabilities, as well as important considerations relating thereto.

Our current plan, in simple terms, is to: a) manage all the assets, liabilities and contingencies that remain with Altaba consistent with our stated investment objective and policies; b) return substantially all of our cash to shareholders over time (of course retaining what we need to cover liabilities and operate the Fund); c) manage our large equity positions in Alibaba and Yahoo Japan without attempting to time the market or respond to market movements in the prices of those shares; and d) take what actions we can to reduce the discount at which Altaba trades relative to the value of its net assets on a pre-tax basis (i.e., before deferred tax liabilities on unrealized appreciation).

Here is the critical issue: If you calculate the per share value of Altaba’s net assets on a pre-tax basis using the current market value of our shareholdings in Alibaba and Yahoo Japan, and then compare it to Altaba’s share price, you will see that our shares trade at a very substantial discount to the value of our assets (approximately 29% as of June 16, 2017). If you back out the cash and calculate the implied discount on the remaining net assets on a pre-tax basis, the discount is even higher. One of the most important things we can do for Altaba stockholders is to reduce this discount. In recognition of this priority, beginning this morning this figure will be calculated in (almost) real-time and displayed prominently on Altaba.com. Needless to say, we expect our senior leadership team will be monitoring this data closely!

The obvious next question –what are we going to do about it? This a complicated question and not one that can be answered easily or conclusively at this time and in this forum. That said, let me leave you with a few thoughts:

1.	The United States Congress is considering tax reform legislation. Some of the proposals under consideration could reduce substantially the magnitude of the potential tax liability that applies to our Alibaba and Yahoo Japan shares. We cannot, of course, predict whether tax reform will come, what form it will take if it does come, or the degree to which any reform would result in a reduction in our trading discount. But given the discount at which our shares now trade, it seems obvious any legislative or regulatory reform that enables us to reduce the tax on our Alibaba and Yahoo Japan shares represents clear upside.

2.	Simplification feels inevitable. We have come through a period of enormous complexity and noise. Today we take a giant step toward simplification as we begin as Altaba. Going forward, we expect cash to be repatriated, our asset list to shorten, and liabilities and contingencies to be resolved. Continuing to reduce complexity and contingencies feels inevitable and, while there are no guarantees, we believe that simplification will support a reduced discount.

3.	To a significant extent, we control our own destiny. While there has been significant market speculation about whether material transactions with third parties are likely, there are a number of actions we can potentially take that are wholly within our control or will be addressed through the passage of time. Given this, we believe we have multiple paths to success.

4.	We will work relentlessly, utilizing all of the expertise and resources at our disposal, to execute against our objectives. The modified Dutch auction self-tender just completed is a case in point – it was a novel and bespoke structure, highly tailored to our unique facts and circumstances, and completed in the midst of a complex transactional environment. In addition to being a substantial first step in our goal of returning substantially all of our cash to shareholders, this transaction speaks to our ability to marshal our team, pull together the best available outside advisors as needed, and execute.

5.	We will have the appropriate incentives. We are seeking no-action relief from the SEC with respect to a Long-Term Deferred Compensation Plan and I encourage you to read more about this and the full disclosure relating to management compensation in our SEC filings. While the details of the Plan are not yet finalized, we understand clearly that incentive compensation should be tied to things we can influence or control … when completed, we’re confident you will agree we’ve accomplished that and that our incentives are aligned with those of our shareholders.

And so we begin ... I’m under no illusion that this answers all your questions or provides the detailed roadmap that would be desired in a perfect world, but hopefully it’s a start. Within the boundaries of the rules under which we operate - and sometimes our own sense of what’s better to keep private at any given point - we will endeavor to be as open and transparent as possible. We are fully aware that Altaba is a highly unique entity and, as such, we are particularly open to feedback and input. You can expect us to operate the Fund with the highest standards of integrity and a relentless focus on shareholders’ interests. We understand our mission and we begin …

Thomas J. McInerney

Chief Executive Officer, Altaba Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTABA INC.

Date: June 21, 2017	By:	/s/ Alexi A. Wellman
	Name:	Alexi A. Wellman
	Title:	Chief Financial and Accounting Officer

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